HECO Exhibit 10.11

HAWAIIAN ELECTRIC INDUSTRIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Addendum for T. Michael May

WHEREAS, Mr. May is a Participant in the Hawaiian Electric Industries, Inc. Supplemental Executive Retirement Plan (the “HEI SERP”) and is expected to retire from Hawaiian Electric Company, Inc. (“HECO”);

WHEREAS, in June 2008 HECO and Mr. May agreed that he would remain an employee of HECO until on or before February 1, 2009 (his anniversary date) at which time he would retire;

WHEREAS, Mr. May would prefer to set his retirement so that he will remain an employee of HECO until December 31, 2008, which would be his last day of employment with HECO;

WHEREAS, HECO is amenable to Mr. May’s last day of employment being December 31, 2008 rather than February 1, 2009;

WHEREAS, under the terms of the HEI SERP, any bonus earned under the Hawaiian Electric Industries, Inc. Executive Incentive Compensation Plan (“EICP”) is included in the definitions of “Compensation” and “Final Average Compensation” for purposes of determining a Participant’s normal retirement income;

WHEREAS, if Mr. May’s target goals for his 2008 EICP were achieved, he would receive a payout of $348,600;

WHEREAS, in June 2008 HECO agreed to purchase an annuity for Mr. May in 2009 to cover the difference, if any, between (a) what Mr. May’s SERP benefit would be if Mr. May’s EICP target payout for 2008 is achieved and (b) Mr. May’s actual SERP benefit if Mr. May’s target EICP payout for 2008 is not achieved;

WHEREAS, the Board of Directors of Hawaiian Electric Industries, Inc. (the “Board”) has reviewed the June 2008 agreement between HECO and Mr. May and, rather than have HECO provide Mr. May with an annuity if Mr. May’s target EICP payout is not achieved in 2008, the Board would prefer to provide Mr. May with an HEI SERP benefit based on the assumption that part of his compensation for 2008 will be the greater of (a) his actual EICP payout for 2008 or (b) a discretionary bonus for 2008 of $348,600; and

WHEREAS, Mr. May would also prefer to have a discretionary bonus payout of $348,600 for 2008 included as a floor in his HEI SERP calculation rather than receiving an annuity in 2009;

NOW, THEREFORE, Hawaiian Electric Industries, Inc., the sponsor of the HEI SERP, and Mr. May agree as follows:

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1.	Mr. May’s HEI SERP benefit will be calculated by including as part of his compensation for 2008 the greater of (a) his actual EICP payout for 2008 or (b) a discretionary bonus for 2008 of $348,600. If his actual EICP payout is less than $348,600, then the maximum aggregate amount of payout or payments described in (a) and/or (b) of the preceding sentence that will included as part of his compensation in calculating his SERP benefit will be $348,600.

2.	The June agreement is amended so that (a) Mr. May’s last day of employment with HECO will be December 31, 2008 at which time he will retire with the understanding that he will have taken all remaining weeks of his accrued vacation by that date, and (b) HECO will not provide Mr. May with an annuity if Mr. May’s target EICP payout for 2008 is not achieved.

Hawaiian Electric Industries, Inc. and Mr. May have executed this Addendum to the HEI SERP this 28th day of October, 2008.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:	/s/ Constance H. Lau	/s/ T. Michael May
Its:	President & CEO	T. Michael May

By:	/s/ Chet A. Richardson
Its:	Vice President

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